Exhibit 99.1

CareTrust REIT Updates Earnings Guidance for Recently Announced Acquisitions and Financing Activity

SAN CLEMENTE, Calif., September 9, 2015 (GLOBE NEWSWIRE) — CareTrust REIT, Inc. (NASDAQ: CTRE) today updated its earnings guidance for 2015 and provided guidance for 2016, in each case accounting for recently-announced acquisitions and financing activity. During the month of August, the company completed a common stock offering of over 16 million shares, obtained a new $300 million unsecured revolving credit facility and announced its pending $175 million investment in the Liberty portfolio which is expected to close on October 1, 2015. Each of these material events is now incorporated into the guidance provided below.

Neither the 2015 nor the 2016 guidance numbers contemplate any new investments, other than those previously announced, nor do they include scheduled rent escalations, which are based on the Consumer Price Index and will not be determined until the respective escalation dates for CareTrust’s several leases.

CareTrust’s updated 2015 guidance is based on the following:

•	$56.0 million in rental revenue from its Ensign assets, and $10.0 million from all other investments closed through September 1, 2015 plus the previously-announced $175 million Liberty investment which is expected to close on October 1, 2015;

•	$0.9 million in interest income from the $7.5 million preferred equity investment at 12%;

•	$0.2 million in net operating income from the three independent living facilities that CareTrust owns and operates;

•	$25.4 million in interest expense, which includes $2.2 million in amortization of deferred financing costs plus a $1.2 million write-off of deferred financing fees related to the replacement of CareTrust’s prior secured revolving credit facility by the recently-announced closing of its new $300 million unsecured revolving credit facility, and assumes $45 million outstanding on the unsecured revolving credit facility after the Liberty closing; and

•	$7.6 million to $8.4 million of general & administrative expenses, which includes approximately $1.5 million in amortization of stock-based compensation.

CareTrust’s 2016 guidance is based on the following:

•	$56.0 million in rental revenue from its Ensign assets, and $24.6 million from all other investments closed through September 1, 2015 plus the pending Liberty investment;

•	$0.9 million in interest income from the $7.5 million preferred equity investment at 12%;

•	$0.2 million in net operating income from the three independent living facilities that CareTrust owns and operates;

•	$25.0 million in interest expense, which includes $2.2 million in amortization of deferred financing costs and assumes $45 million outstanding on the unsecured credit facility; and

•	$7.8 million to $8.8 million of general & administrative expenses, which includes approximately $1.8 million in amortization of stock-based compensation.

Commenting on the forward-looking guidance, Greg Stapley, CareTrust’s Chairman and Chief Executive Officer, remarked that the company was pleased to be able to project FFO and FAD growth on a per-share basis, even after the recent equity raise in which over 16 million new shares were issued. “More importantly,” he said, “we significantly improved our balance sheet and liquidity this year by being able to match fund our recent equity raise to the pending $175 million Liberty investment, all of which we believe will set the stage for an exciting 2016.” He added that, “Pro forma for all of the transactions that the company has announced to date, our debt-to-EBITDA ratio will decline from 7.0x to 5.5x, our fixed charge coverage ratio will increase from 2.6x to 3.4x, and we will have taken our Ensign revenue concentration from 84% to 67%. We will also have over $150 million of liquidity under our new unsecured credit facility, with each new investment after Liberty adding even more liquidity.”

About CareTrustTM

CareTrust REIT, Inc. is a real estate investment company that is engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. CareTrust is organized and conducts its operations to qualify as a REIT for U.S. federal income tax purposes. With 105 net-leased healthcare properties and three operated seniors housing properties in fourteen states, CareTrust is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust is available at www.caretrustreit.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on Management’s current expectations and beliefs, and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although Management believes that the assumptions underlying the forward-looking statements are reasonable, they are not guarantees and the Company can give no assurance that their expectations will be attained. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause actual results to differ materially from expectations include, but are not limited to: (i) the ability to achieve some or all of the expected benefits from the completed spin-off and to successfully conduct the Company’s business following the spin-off; (ii) the ability and willingness of Ensign to meet and/or perform its obligations under the contractual arrangements that it entered into with the Company in connection with the spin-off, including the Ensign Master Leases, and any of its obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities; (iii) the ability and willingness of the Company’s tenants to (a) comply with laws, rules and regulations in the operation of the properties the Company leases to them, and (b) renew their leases with the Company upon expiration, or in the alternative, (c) the Company’s ability to reposition and re-let the Company’s properties on the same or better terms in the event of nonrenewal or replacement of an existing tenant and any obligations, including indemnification obligations, that the Company may incur in replacing an existing tenant; (iv) the availability of, and the ability to identify and acquire, suitable acquisition opportunities and lease the same to reliable tenants on accretive terms; (v) the ability to generate sufficient cash flows to service the Company’s outstanding indebtedness; (vi) access to debt and equity capital markets; (vii) fluctuating interest rates; (viii) the ability to retain and properly incentivize key management personnel; (ix) the ability to qualify or maintain the Company’s status as a real estate investment trust (“REIT”); (x) changes in the U.S. tax laws and other state, federal or local laws, whether or not specific to REITs; (xi) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xii) any additional factors included in this report and any included in the section entitled “Risk Factors” in Item 1A of Part II of the Company’s most recently filed Form 10-Q.

Forward-looking statements speak only as of the date made, whether in this press release or the related conference call and webcast. Except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based.

	2015 Guidance		2016 Guidance
	Low	High	Low	High
Net income	$0.25	$0.27	$0.42	$0.44
Real estate related depreciation and amortization	0.64	0.64	0.57	0.57

Funds from Operations (FFO)	0.89	0.91	0.99	1.01
Write-off of deferred financing fees	0.03	0.03	—	—

Normalized FFO	$0.92	$0.94	$0.99	$1.01

Net income	$0.25	$0.27	$0.42	$0.44
Real estate related depreciation and amortization	0.64	0.64	0.57	0.57
Amortization of deferred financing costs	0.06	0.06	0.05	0.05
Amortization of deferred stock compensation	0.03	0.03	0.04	0.04

Funds Available for Distribution (FAD)	0.98	1.00	1.08	1.10
Write-off of deferred financing fees	0.03	0.03	—	—

Normalized FAD	$1.01	$1.03	$1.08	$1.10

Weighted average shares outstanding:
Diluted	37,668	37,668	48,142	48,142

Discussion of Non-GAAP Financial Measures

EBITDA represents net income before interest expense, amortization of deferred financing costs and stock-based compensation, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of core operating performance, such as costs associated with the spin-off, impairments, and gains or losses on the sale of real estate. EBITDA and Adjusted EBITDA do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. EBITDA and Adjusted EBITDA do not purport to be indicative of cash available to fund future cash requirements, including the

Company’s ability to fund capital expenditures or make payments on its indebtedness. Further, the Company’s computation of EBITDA and Adjusted EBITDA may not be comparable to EBITDA and Adjusted EBITDA reported by other REITs.

Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and Funds Available for Distribution (“FAD”) are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.

FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, real estate depreciation and amortization and impairment charges, and adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT’s definition.

FAD is defined as FFO excluding non-cash expenses, such as stock-based compensation expense, amortization of deferred financing costs and the effects of straight-line rent. FAD is useful in analyzing the portion of cash flow that is available for distribution to shareholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

In addition, the Company reports normalized FFO and normalized FAD, which adjusts FFO and FAD for certain revenue and expense items that the Company does not believe are indicative of its ongoing operating results, such as costs associated with the spin-off, impairments, gains or losses on the sale of real estate and other non-recurring expenses and unanticipated charges. By excluding these items, investors, analysts and our management can compare normalized FFO and normalized FAD between periods more consistently.

While FFO, normalized FFO, FAD and normalized FAD are relevant and widely-used measures of operating performance among REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO, normalized FFO, FAD and normalized FAD do not purport to be indicative of cash available to fund future cash requirements. Further, the Company’s computation of FFO, normalized FFO, FAD and normalized FAD may not be comparable to FFO, normalized FFO, FAD and normalized FAD reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FAD differently than the Company does.

The Company believes that the use of EBITDA, Adjusted EBITDA, FFO, normalized FFO, FAD and normalized FAD, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. The Company considers EBITDA and Adjusted EBITDA useful in understanding of the Company’s operating results independent of its capital structure and indebtedness, thereby allowing for a more meaningful comparison of operating performance between periods and against other REITs. Additionally, as a liquidity measure, the Company believes that EBITDA can help investors analyze the company’s ability to meet its interest payments on outstanding debt. The Company considers FFO, normalized FFO, FAD and normalized FAD to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for FAD and normalized FAD, by excluding non-cash expenses such as stock-based compensation expense and amortization of deferred financing costs, FFO, normalized FFO, FAD and normalized FAD can help investors compare the Company’s operating performance between periods and to other REITs.

CONTACT: CareTrust REIT, Inc., (949) 542-3130, ir@caretrustreit.com

SOURCE: CareTrust REIT, Inc.